Exhibit 10.23

CONSULTING AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 29th day of November, 2016 by and between Ignite Restaurant Group, Inc., a Delaware corporation (the “Company”), and Debra Eybers (the “Consultant”).

The Company desires to retain the Consultant to serve as its interim Chief Operating Officer and provide executive consulting services to the Company, and the Consultant is willing to provide such consulting services.

In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Engagement; Consultant Relationship; Duties The Company hereby engages the Consultant, and the Consultant hereby agrees to render, at the request of the Company, consulting services to the Company in connection with the business of the Company. The Consultant shall report to the Chief Executive Officer (the “CEO”) of the Company. This is a services contract for the services of the Consultant. The Consultant shall devote all of her business time and efforts to the performance of services for the Company as designated by the CEO and shall complete the services within the time frames for completion established by the CEO. The Consultant shall use her best efforts in such endeavors. The Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2. Term and Termination. The term of this Agreement shall begin on November 29, 2016 and shall continue for one year, until November 29, 2017 or until termination by either party as described herein (the “Term”). The Consultant may terminate this Agreement at any time with thirty (30) days’ prior written notice to the Company. In the event of a breach of this Agreement by Consultant, the Company shall provide Consultant with notice of the breach and allow Consultant ninety (90) days to cure the breach. If, after ninety (90) days, the breach has not been cured, the Company may terminate the Agreement.

3. Compensation. During the Term, as compensation for all services rendered by the Consultant under this Agreement, the Company shall pay the Consultant the sum of $25,000 per month or pro rata portion of a month, and payments will be made approximately every month in arrears at the same time as the Company processes its periodic payroll disbursements, or on a more frequent basis, if mutually agreed to by the parties in writing. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts.

4. Expenses. The Consultant shall be reimbursed by the Company for all reasonable and necessary business expenses, including reasonable and necessary travel expenses. The Company’s obligation to reimburse the Consultant pursuant to this Paragraph shall be subject to the prompt presentation to the CEO or his designees by the Consultant of an itemized account of such expenditures, together with supporting documentation, in accordance with any policies of the Company in effect from time to time. The Company shall pay such reimbursements as soon as administratively practicable.

5. Independent Contractor. The Consultant is an independent contractor providing services to the Company. The Consultant is not an agent of the Company and shall have no right to bind the Company, except as expressly and duly authorized by affirmative action of the CEO or the Company’s Board of Directors. The Company, as appropriate, will report all payments to be made hereunder on Forms 1099 as payments to the Consultant for independent contracting services. The Consultant shall not be entitled to participate in any vacation, group medical or life insurance, disability, profit sharing, or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including any penalties or interest, as more fully outlined in Paragraph 17.

6. No Assignment. The Consultant cannot subcontract her duties or cause any other person or entity to perform her services. The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on her part pursuant to the terms of this Agreement without the prior written consent of the Company. Any attempted assignment or transfer by Consultant of her obligations without such consent shall be wholly void.

7. Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Consultant during the term of this Agreement are confidential to, and are and will remain the sole and exclusive property of, the Company. Except to the extent necessary to perform the duties assigned to the Consultant by the Company, the Consultant will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Consultant to lose its character or cease to qualify as Confidential Information or Trade Secrets. Upon request by the Company, and in any event upon termination of the engagement of the Consultant with the Company for any reason, as a prior condition to receiving any final compensation hereunder, the Consultant will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Consultant’s custody, control or possession. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Consultant prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Consultant for a period of one (1) year following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Consultant following termination of this Agreement for so long as permitted by applicable state law. For purposes of Paragraph 7, the terms below shall have the following meanings ascribed to them:

(a) “Confidential Information” means data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Consultant or of which the Consultant became aware as a consequence of or through her relationship to the Company and that has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b) “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8. Contracts or Other Agreements with Former Employer or Business. The Consultant hereby represents and warrants that she is not subject to any agreement with respect to which the Consultant’s engagement by Company would be a breach.

9. Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

10. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission, electronic mail or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:

Ignite Restaurant Group

10555 Richmond Avenue

Houston, TX 77042

Attn: General Counsel

If to Consultant:

Debra Eybers

1555 N. Dearborn Pkwy., #27A

Chicago, IL 60610

Electronic Mail: debeybers@aol.com

or to such other address as the parties hereto may specify, in writing, from time to time.

11. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by the Company.

13. Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Survival of Obligations. The duties and obligations contained in Paragraphs 7, 12, 13, 15 and 17 shall survive the expiration or termination of this Agreement.

16. Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

17. Tax Withholding; Indemnification. By reason of Consultant’s relationship with the Company as an independent contractor, all sums required to be paid by the Company to Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. Consultant acknowledges and agrees that Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Company for any liability, claim, expense or other cost incurred by the Company arising out of or related to the obligations of Consultant pursuant to Paragraph 17.

18. Applicable Law. The Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas.

19. Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Robert S. Merritt
Name:	Robert S. Merritt
Title:	Chief Executive Officer

DEBRA EYBERS

/s/ Debra Eybers